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					#2670

					CORPORATE COMMUNICATIONS DIVISION
[GRACE NEWS LOGO]
					W. R. Grace & Co.
                                        One Town Center Road
                                        Boca Raton, FL 33486-1010

     CONTACT: Chuck Suits or Mary Lou Kromer 561/362-2600 or
                                             800/GRACE99


                     GRACE TO SELL SPECIALTY POLYMERS
               TO NATIONAL STARCH AND CHEMICAL FOR $147 MILLION

     BOCA RATON, Fla., February 24, 1997 - W. R. Grace & Co. (NYSE: GRA) today announced that it has entered into an agreement to sell its specialty polymers business for $147 million in cash to National Starch and Chemical Company.

     Grace specialty polymers, with manufacturing locations in the U.S., Belgium and Japan, had 1996 sales of $73 million. The business is a leading global producer of advanced technology adhesives, coatings, encapsulants and polymer thick films. The products are used for circuit and component assembly, and medical and industrial assembly applications. In addition, the business produces photopolymers for use in the production of printed circuit boards. It employs approximately 325 people.

     National Starch and Chemical, headquartered in Bridgewater, N.J., is a worldwide manufacturer of adhesives, resins, specialty chemicals, electronic materials and specialty industrial and food starches, with annual sales of $2.5 billion.

     Grace is a leading global supplier of packaging and specialty chemicals with annual sales of approximately $3.5 billion. The company operates in more than 100 countries.